Exhibit 3.2
                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                               LEGEND MOBILE, INC.

         LEGEND MOBILE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         DOES HEREBY CERTIFY:

         FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article 5 thereof and substituting in lieu of said sentence the following new sentence:

         "5. The aggregate number of shares which the corporation shall have the authority to issue is twenty million (20,000,000) shares of Common Stock, having a par value of $0.001 per share, and one million (1,000,000) shares of Preferred Stock, having a par value of $0.01 per share."

         All other aspects of Article 5 shall remain unchanged.

         SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

         IN  WITNESS  WHEREOF,   said  LEGEND  MOBILE,   INC.  has  caused  this
Certificate to be signed by Peter Klamka, its Chief Executive Officer and Secretary, this 12th day of December, 2003.

                                        LEGEND MOBILE, INC.

                                        By:  /s/ Peter Klamka
                                             -----------------------------------
                                             Peter Klamka
                                             Chief Executive Officer & Secretary